As filed with the Securities and Exchange Commission on December 7, 2001
                                                          Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                ---------------

                              E*TRADE GROUP, INC.
             (Exact name of registrant as specified in its charter)
                                ---------------

   Delaware 94-2844166
 (State or other jurisdiction of                      (I.R.S. Employer
 incorporation or organization)                    Identification Number)

                                ---------------

                              4500 Bohannon Drive
                          Menlo Park, California 94025
                                 (650) 331-6000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                              Christos M. Cotsakos
                      Chairman and Chief Executive Officer
                              E*TRADE Group, Inc.
                              4500 Bohannon Drive
                          Menlo Park, California 94025
                                 (650) 331-6000
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                    Copy to:
                             Bruce K. Dallas, Esq.
                             Davis Polk & Wardwell
                              1600 El Camino Real
                              Menlo Park, CA 94025
                                 (650) 752-2000

                                ---------------

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                ---------------

                        CALCULATION OF REGISTRATION FEE

================================== ======================== ======================== ======================== =====================
     Title of Each Class of        Amount to Be Registered     Proposed Maximum         Proposed Maximum            Amount of
   Securities to be Registered                                Offering Price Per       Aggregate Offering        Registration Fee
                                                                   Share(1)                 Price(1)
---------------------------------- ------------------------ ------------------------ ------------------------ ---------------------
Common Stock, par value $0.01
per share                                26,036,553                 $7.91                  $205,949,134               $49,222
================================== ======================== ======================== ======================== =====================

(1) The price of $7.91, which was the average of the high and low prices of the Common Stock on the New York Stock Exchange on December 3, 2001, is set forth solely for the purpose of computing the registration fee pursuant to Rule 457(c)

                                ---------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED DECEMBER 7, 2001

         PROSPECTUS




                               26,036,553 Shares

                              E*TRADE GROUP, INC.
                                  Common Stock


                  This prospectus relates to the offer and sale from time to time of 26,036,553 shares of our common stock held by the stockholders named in this prospectus.

                  The prices at which selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

                  The shares offered by this prospectus were originally issued in connection with our acquisition of Dempsey & Company LLC, an Illinois limited liability corporation.

                  Our common stock is listed on the New York Stock Exchange under the symbol "ET." On December 6, 2001, the closing price for our common stock was $9.80.

                  Investing in our common stock involves risks. See "Risk Factors" included in this prospectus beginning on page 4.

                        -------------------------------

                  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                        -------------------------------




               The date of this prospectus is           , 2001

                               TABLE OF CONTENTS

Special Note Regarding Forward-Looking Statements..............................2
E*TRADE Group, Inc.............................................................2
Risk Factors...................................................................4
Market for Our Common Equity..................................................22
Plan of Distribution..........................................................22
Selling Stockholders..........................................................26
Available Information.........................................................27
Incorporation of Certain Documents by Reference...............................27
Legal Matters.................................................................28
Experts.......................................................................28


         You should rely only on the information contained in or incorporated by reference in this prospectus. No one has been authorized to provide you with different information. This prospectus is not an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of the document.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

         Any statements in this prospectus and in our filings with the Commission incorporated by reference in this prospectus that are not statements of historical information are forward-looking statements made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements, as well as other oral and written forward-looking statements made by or on behalf of us from time to time, including statements contained in our other filings with the Commission and our reports to shareowners, involve known and unknown risks and assumptions about our business and other factors which may cause our actual results in future periods to differ materially from those expressed in any forward-looking statements. Any such statement is qualified by reference to the risks and factors discussed under "Risk Factors" beginning on page 4 of this prospectus. We caution that the risks and factors discussed in this prospectus are not exclusive. We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus and in the filings with the Commission we incorporate by reference in this prospectus not to occur.

                              E*TRADE GROUP, INC.

         We, through our wholly-owned subsidiaries, including E*TRADE Securities, TIR (Holdings) Limited and E*TRADE Bank, provide online financial services and have established a popular, branded destination Web site for self-directed investors. We offer financial products and services in the following three primary categories:

          o Domestic retail brokerage - our domestic retail brokerage products and services include fully-automated stock, option, fixed income and mutual fund order processing, online investment portfolio tracking, and access to financial market news and information. As of September 30, 2001, we had3.3 million active domestic brokerage accounts, with assets held in domestic brokerage customer accounts of $35.2 billion. Revenues from these products and services were 71% of our net revenues in the fiscal year ended September 30, 2000 and 54% of our net revenues in the nine months ended September 30, 2001.

          o Banking - through our banking operations, we provide a wide range of FDIC-insured and other banking products and services through the Internet, telephones and ATMs. As of September 30, 2001, we had 436,000 active banking accounts, with deposits in banking accounts of $8.0 billion. Revenues from these products and services were 10% of our net revenues in the fiscal year ended September 30, 2000 and 27% of our net revenues in the nine months ended September 30, 2001.

          o Global and institutional brokerage - our global brokerage products and services are similar to those of our domestic retail brokerage operations except that they are provided to foreign investors through our international subsidiaries. Our institutional brokerage products and services are provided to institutional investors as opposed to retail investors. As of September 30, 2001, we had 109,000 active global and institutional accounts, with assets held in global and institutional customer accounts of $1.0 billion. Revenues from these products and services were 13% of our net revenues in the fiscal year ended September 30, 2000 and in the nine months ended September 30, 2001.

         In addition, we provide asset gathering and other services consisting primarily of our mutual fund operations and stock option and stock purchase plan services provided to corporations. Revenues from these asset gathering and other services were 6% of our net revenues in the fiscal year ended September 30, 2000 and in the nine months ended September 30, 2001.

         We provide our services 24 hours a day, seven days a week by means of the Internet, touch-tone telephone (including interactive voice recognition) and direct modem access.

         Our proprietary transaction-enabling brokerage system includes a wide variety of functions and services that allow customers to open and monitor investment accounts and to place orders for equity, option, mutual fund and fixed income transactions. The primary components of our transaction-enabling system include a graphical user interface, the session manager, the transaction process monitor, the data manager, and the transaction processor. As our proprietary transaction-enabling system is designed and proven to be a flexible, "front-end" system, we are able to integrate it with a wide range of computing platforms used throughout the financial services industry in executing electronic commerce transactions. We believe that our proprietary technology can be adapted to provide transaction-enabling services in the financial services industry, including, but not limited to, investment banking, insurance and correspondent clearing operations.

         Our principal executive office is located at 4500 Bohannon Drive, Menlo Park, California 94025. Our telephone number is (650) 331-6000. The address of our web site is www.etrade.com. The information on our web site does not form part of this prospectus. References to E*TRADE, "we", "us" and "our" in this prospectus refer to E*TRADE Group, Inc. and its subsidiaries unless the context requires otherwise. References to the "Bank" in this prospectus refer to E*TRADE Bank. References to "ETFC" in this prospectus refer to E*TRADE Financial Corporation.

                                  RISK FACTORS

     RISKS RELATING TO THE NATURE OF THE ONLINE FINANCIAL SERVICES BUSINESS

We face competition from competitors, some of whom have significantly greater financial, technical, marketing and other resources, which could cause us to lower our prices or to lose a significant portion of our market share

         The market for financial services over the Internet is new, rapidly evolving and intensely competitive. We expect competition to continue and intensify in the future. We face direct competition from financial institutions, brokerage firms, banks, specialists, market-makers, electronic communication networks (or ECNs), mutual fund companies, Internet portals, equity compensation product providers and other organizations, including among others:

     o    American Express Company

     o    AOL Time Warner Inc.

     o    Ameritrade, Inc.

     o    Bank of America Corporation

     o    bankone.com (a division of Bank One Corp.)

     o    Charles Schwab & Co., Inc. (including Schwab Capital Markets)

     o    CNBC MoneyCentral

     o    CSFBdirect (formerly DLJ direct)

     o    Citigroup Inc.

     o Datek Online Financial Services LLC (a subsidiary of Datek Online Holdings Corporation)

     o    Deutsche Bank

     o    E-Loan, Inc.

     o    Fidelity Investments

     o    FleetBoston Financial Corporation

     o    Hoenig Group Inc.

     o    Instinet (a unit of Reuters Group)

     o    Intuit Inc.

     o    J.P. Morgan Chase & Co.

     o    Knight Securities (a division of Knight Trading Group, Inc.)

     o Merrill Lynch, Pierce, Fenner & Smith Incorporated (including Herzog, Heine, Gould)

     o    Morgan Stanley Dean Witter & Co.

     o National Discount Brokers Corporation (which was recently acquired by Ameritrade, Inc.)

     o    NetBank, Inc.

     o    PaineWebber Group, Inc. (which is owned by UBS AG)

     o    Salomon Smith Barney, Inc. (which is owned by Citigroup)

     o    Spear Leeds & Kellog (a division of Goldman Sachs Group, Inc.)

     o    TD Waterhouse Group, Inc.

     o    Transcentive, Inc.

     o    Wells Fargo & Company

     o    Yahoo! Inc.

         Many of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. In addition, many of our competitors offer a wider range of investment banking, advisory and other financial services and products than we do, and thus may be able to respond more quickly to new or changing opportunities, technologies and customer preferences and requirements. Many of our competitors also have greater name recognition and larger customer bases that could be leveraged, thereby gaining market share from us. These competitors may conduct more extensive promotional activities and offer better terms and lower prices to customers than we do, possibly even sparking a price war in the online financial services industry. Moreover, some of our competitors have established cooperative relationships among themselves or with third parties to enhance their services and products. It is possible that new competitors or alliances among existing competitors may significantly reduce our market share.

         Commercial banks and other financial institutions have become more competitive with our brokerage operations by offering their customers certain corporate and individual financial services traditionally provided by securities firms. The current trend toward consolidation in the commercial banking industry could further increase competition in all aspects of our business. While we cannot predict the type and extent of competitive services that commercial banks and other financial institutions ultimately may offer, we may be harmed by such competition. To the extent our competitors are able to attract and retain customers, our business or ability to grow could be harmed.

         There can be no assurance that we will be able to compete effectively with current or future competitors or that this competition will not significantly harm our business.

If we do not act or are unable to take advantage of consolidation opportunities in the online financial services industry, we could be at a competitive disadvantage, or lose our independence

         Over the past few months, there has been significant consolidation in the online financial services industry and the consolidation is likely to continue and even accelerate in the future. Should we fail to or be unable to take advantage of viable consolidation opportunities we would be placed at a disadvantage relative to our competitors who have taken appropriate advantage of these opportunities.

The security of our computers could be breached or confidential customer information transmitted over public networks could be breached or misused, which could deter customers from using our services and significantly damage our reputation

         Because we rely heavily on electronic communications and secure transaction processing in our securities, banking and ATM businesses, we must protect our computer systems and network from physical break-ins, security breaches and other disruptions caused by unauthorized access. We must also provide for the secure transmission of confidential information over public networks and prevent unauthorized use of confidential customer information. The open nature of the Internet makes protecting against these threats more difficult. Unauthorized access to our computers could jeopardize the security of information stored in and transmitted through our computer systems and network, which could harm our ability to retain or attract customers, damage our reputation and subject us to litigation and financial losses. We have in the past, and could in the future, be subject to denial of service, vandalism and other attacks on our systems. We rely on encryption and authentication technology, including cryptography technology licensed from RSA Data Security, Inc., to provide secure transmission of confidential information over public networks. Advances in computer and decryption capabilities or other developments could compromise the methods we use to protect customer transaction data, which could harm our ability to retain or attract customers. In addition, we must guard against damage, fraud, embezzlement and unauthorized trading by persons with authorized access to our computer systems, including individuals employed by us. The security and encryption technology and the operational procedures we implement to prevent break-ins, damage and failures may be unable to prevent future disruptions of our operations. Our insurance coverage may be insufficient to cover losses that may result from these events.

As a significant portion of our revenues come from online investing services, downturns in the securities industry have harmed and could further significantly harm our business, including by reducing transaction volumes and margin borrowing and increasing our dependence on our more active customers who receive lower prices

         A significant portion of our revenues in recent years has been from online investing services, and although we continue to diversify our revenue sources, we expect this business to continue to account for a significant portion of our revenues in the foreseeable future. We, like other financial services firms, are directly affected by economic and political conditions, broad trends in business and finance and changes in volume and price levels of securities and futures transactions. The terrorist attacks in the United States on September 11, 2001, for example, resulted in the closing of U.S. financial markets for an unprecedented four days and may result in the continuation of market volatility and decreased investor activity referred to below. The U.S. securities markets are characterized by considerable fluctuation and downturns in these markets have harmed our operating results, including our transaction volume and the rate of growth of new accounts, and could continue to do so in the future. Significant downturns in the U.S. securities markets occurred in October 1987 and October 1989, and a significant downturn has been occurring since March 2000. Consequently, transaction volume has decreased industry-wide including a substantial decrease in the past quarter, and many broker-dealers, including E*TRADE Securities, have been adversely affected. The decrease in transaction volume has been more significant with respect to our less active customers, increasing our dependence on our more active Power E*TRADE customers who receive more favorable pricing based on their transaction volume. When transaction volume is low, our operating results are harmed in part because some of our overhead costs remain relatively fixed. We cannot assure you that U.S. securities markets will not continue to be volatile or that prices and transaction volumes will not continue to move downward, either of which could harm our business going forward. Some of our competitors with more diverse product and service offerings might withstand such a downturn in the securities industry better than we would. See "Item 2. Risk Factors--We face competition from competitors, some of whom have significantly greater financial, technical, marketing and other resources, which could cause us to lower our prices or to lose a significant portion of our market share."

Downturns in the securities markets increase the risk that parties to margin lending or stock loan transactions with us will fail to honor their commitments and that the value of the collateral we hold in connection with those transactions will not be adequate, increasing our risk of losses from our margin lending or stock loan activities

         We sometimes allow customers to purchase securities on margin, and we are therefore subject to risks inherent in extending credit. This risk is especially great when the market is rapidly declining and the value of the collateral we hold could fall below the amount of a customer's indebtedness. Similarly, as part of our broker-dealer operations, we frequently enter into arrangements with other broker-dealers for the lending of various securities. Under specific regulatory guidelines, any time we borrow or lend securities, we must correspondingly disburse or receive cash deposits. If we fail to maintain adequate cash deposit levels at all times, we run the risk of loss if there are sharp changes in market values of many securities and parties to the borrowing and lending transactions fail to honor their commitments. The significant downturn in equity markets since its record high in March 2000 has led to a greater risk that parties to stock lending transactions may fail to meet their commitments. Any such losses could harm our financial position and results of operations.

An inability to retain and hire skilled personnel and senior management could seriously harm our ability to maintain and grow our business

         If the number of accounts and transaction volume increases significantly over current volume, there could be a shortage of qualified and, in some cases, licensed personnel that we may then be seeking to hire which could cause a backlog in the handling of banking transactions or the processing of brokerage orders that need review, and that could harm our business, financial condition and operating results. Competition for such personnel is intense when trading volumes are high, and there can be no assurance that we will be able to retain or hire technical persons or licensed representatives in the future.

         In addition, our future success depends to a significant degree on the skills, experience and efforts of our Chairman and Chief Executive Officer, President and Chief Customer Operations Officer, Members of the Office of the President and Managing Directors, Chief Finance and Administration Officer, our Board of Directors, and other key management personnel. The loss of the services of any of these individuals could compromise our ability to effectively operate our business.

If our ability to correctly process customer transactions is slowed or interrupted, we could be subject to customer litigation and our reputation could be harmed

         We process customer transactions mostly through the Internet, online service providers, touch-tone telephones, our ATM network, and our computer systems, and we depend heavily on the integrity of the communications and computer systems supporting these transactions, including our internal software programs and computer systems. A degradation or interruption in the operation of these systems, including any such degradation or interruption that is part of a widespread, concerted terrorist attack, could cause substantial customer losses and subject us to significant customer litigation and could materially harm our reputation. Our systems or any other systems in the transaction process could slow down significantly or fail for a variety of reasons including:

     o    undetected errors in software programs or computer systems,

     o our inability to effectively resolve any errors in our internal software programs or computer systems once they are detected, or

     o heavy stress placed on systems in the transaction process during certain peak trading times.

         In addition, we have recently consolidated certain of our computer systems to provide for operational efficiencies. This consolidation has reduced the redundancies that were inherent in our systems to lessen or avoid the effects of interruptions in certain of our systems. If our systems or any other systems in the transaction process slow down or fail even for a short time, our customers could suffer delays in transaction processing, which could cause substantial customer losses and may subject us to claims for these losses or to litigation. The NASDR defines a "system failure" as a shutdown of our mission critical systems (defined as those necessary for the acceptance and execution of online securities orders) which causes the customers' use of these systems to equal or exceed system capacity during regular market hours, or a shutdown of any system application necessary for the acceptance and execution of online securities orders for a period of 15 continuous minutes that affects 25% or more of the customers on the system from effecting securities transactions during regular market hours. We have experienced systems failures and degradation in the past. Systems failures and degradations could occur with respect to U.S. markets or foreign markets where we must implement new transaction processing infrastructures. To date, during our systems failures, we were able to take orders by telephone; however, with respect to our brokerage transactions, only associates with securities brokers' licenses can accept telephone orders. An adequate number of such associates may not be available to take customer calls in the event of a future systems failure, and we may not be able to increase our customer service personnel and capabilities in a timely and cost-effective manner. To promote customer satisfaction and protect our brand name, we have, on certain occasions, compensated customers for verifiable losses from such failures.

Tampering with or interrupting our mail delivery system on a national or company-wide basis could cause harm to our associates or interfere with our ability to provide transactions on a timely basis

         Recently, there have been significant illegal acts involving the sending of harmful biological substances through the United States postal system. To date, this has resulted in disruptions to the delivery of mail, and in the future, the fear of "bio-terrorism" could impact our ability to process mail, whether by our own associates, third party vendors or the U.S. Postal System. A number of our transactions, including the opening and initial funding of bank and brokerage accounts, are initiated by forms that are mailed to us for processing. A disruption of the delivery or processing of mail or our receipt of harmful substances sent by mail, could cause harm to our associates or other service providers and interfere with our ability to timely process transactions, which could harm our business.

If we are unsuccessful in managing the effects of changes in interest rates, our financial condition and results of operations could suffer

         The results of operations for the Bank depend in large part upon the level of its net interest income, that is, the difference between interest income from interest-earning assets, such as loans and mortgage-backed securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Changes in market interest rates (and the yield curve) could reduce the value of the Bank's financial assets and thereby reduce net interest income. Fixed-rate investments, mortgage-backed and related securities and mortgage loans generally decline in value as interest rates rise. Many factors affect interest rates, including governmental monetary policies and domestic and international economic and political conditions. Currently, the Bank's net interest income is harmed by falling interest rates. However, as the Bank's ratio of interest-earning assets to interest-bearing liabilities changes, the risk of falling interest rates will also be affected.

         The Bank attempts to mitigate this interest rate risk by using derivative contracts that are designed to offset, in whole or in part, the variability in value or cash flow of various assets or liabilities caused by changes in interest rates. There can be no assurances that these derivative contracts move either directionally or proportionately as intended. SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which we adopted on October 1, 2000, requires that the hedge ineffectiveness, or the difference between the change in value of the hedged item versus the change in value of the hedging instruments, be recognized in earnings as of the reporting date. Our financial results may prove to be more volatile due to this new reporting requirement.

The Bank's diversification of its asset portfolio to include higher yielding investments which carry a higher inherent risk of default in its portfolio may increase the risk of charge-offs which could reduce our profitability

         As the Bank diversifies its asset portfolio through purchases of new higher yielding asset classes, such as auto loans and recreational vehicle loans, we will have to manage assets that carry a higher inherent risk of default than experienced with our existing portfolio. Consequently, the level of charge-offs associated with these assets may be higher than previously experienced. If expectations of future charge-offs increase, a simultaneous increase in the amount of our loss reserves would be required. The increased level of charge-offs recorded to meet additional reserve requirements could harm the results of our operations if those higher yields do not cover the charge-offs.

We rely on a number of third parties to process our transactions, and their inability to expand their technology to meet our needs, or our inability to expand our own technology in the event of a significant increase in demand, could impair our ability to acquire new customers and otherwise grow our business

         We rely on a number of third parties to process our transactions, including online and Internet service providers, back office processing organizations, market-makers, electronic communications networks, and other service providers, all of which may need to expand the scope of the operations they perform for us. Any backlog caused by a third party's inability to expand sufficiently to meet our needs could harm our business. In addition, rapid growth in the use of our services could strain our own ability to adequately expand technologically to meet increased demand.

If we are unable to quickly introduce new products and services that satisfy changing customer needs, we could lose customers and have difficulty attracting new customers

         Our future profitability depends significantly on our ability to innovate by developing and enhancing our services and products. There are significant challenges to such development and enhancement, including technical risks. There can be no assurance that we will be successful in achieving any of the following:

     o    effectively using new technologies,

     o adapting our services and products to meet emerging industry standards,

     o developing, introducing and marketing service and product enhancements, or

     o developing, introducing and marketing new services and products to meet customer demand.

         Additionally, these new services and products, if they are developed, may not adequately meet the requirements of the marketplace or achieve market acceptance. If we are unable to develop and introduce enhanced or new services and products quickly enough to respond to market or customer requirements, or if they do not achieve market acceptance, our business could be harmed.

Risks associated with trading transactions at our specialist/market-maker could result in trading losses

         A majority of our specialist and market-maker revenues at Dempsey & Company LLC, referred to in this prospectus as Dempsey, are derived from trading by Dempsey as a principal. Dempsey may incur trading losses relating to the purchase, sale or short sale of securities for its own account. In any period, Dempsey also may incur trading losses in its specialist stocks and market-maker stocks for reasons such as price declines, lack of trading volume, lack of volatility and the required performance of specialist and market-maker obligations. From time to time, Dempsey may have large position concentrations in securities of a single issuer or issuers engaged in a specific industry. In general, because Dempsey's inventory of securities is marked to market on a daily basis, any downward price movement in those securities will result in a reduction of our revenues and operating profits. Dempsey also operates a proprietary trading desk separately from its specialist and market-maker operations. We may incur trading losses as a result of these trading activities.

         Although we have adopted risk management policies at Dempsey, we cannot be sure that these policies have been formulated properly to identify or limit Dempsey's risks. Even if these policies are formulated properly, we cannot be sure that we will successfully implement these policies at Dempsey. As a result, we may not be able to manage our risks successfully or avoid trading losses at Dempsey.

Trading through market-makers and/or specialists could be reduced which could reduce Dempsey's revenues

         Alternative trading systems could reduce the levels of trading of exchange-listed securities through specialists and could reduce the levels of over-the-counter trading through market-makers, harming Dempsey's revenues and, in turn, our revenues.

         Over the past few years, a number of alternative trading systems have developed or emerged which compete with specialists by increasing trading in exchange-listed securities off the exchange trading floor and in over-the-counter markets. We cannot assure you that these developments will not cause a decrease in the transaction volumes of Dempsey's specialist operations.

         In addition, ECNs have emerged as an alternative forum to which broker-dealers and institutional investors can direct their limit orders. This allows them to avoid directing their trades through market-makers. As a result, Dempsey may experience a reduction in its flow of limit orders. We cannot assure you that ECNs will not continue to capture a greater amount of limit order flow.

Reduced spreads in securities pricing, and levels of trading activity could harm our specialist and market-maker businesses

         The listed marketplaces other than Nasdaq moved from trading using fractional share prices to trading using decimals in January 2001, and the Nasdaq initiated decimalization in March 2001. As a result, spreads that specialists and market-makers receive in trading equity securities have declined and may continue to decline, which could harm revenues generated by Dempsey and, in turn, our operating results. Similarly, a reduction in the volume and/or volatility of trading activity could also reduce spreads that specialists and market-makers receive, also harming revenues generated by Dempsey and, in turn, our operating results. In addition, customers may increase their use of direct market access functionality allowing customers to choose the market center that executes their orders, which could harm revenues generated by Dempsey.

If our Business Solutions Group products fail, we could be subject to litigation and our reputation may be harmed

         BSG provides products and services to assist companies to work effectively with their own legal, accounting and tax advisors to comply with the laws, regulations, and rules pertaining to equity compensation, employee stock option and employee stock purchase plan administration. BSG provides products and services that, by their nature, are highly technical and intricate, and that deal with issues which could result in significant accounting and tax reporting inaccuracies. If BSG's efforts to protect itself from liability arising from product design limitations and/or potential human error prove inadequate, these inaccuracies could subject us to customer litigation and damage our reputation.

The size of our market and our results of operations depend heavily upon the growing acceptance of the Internet as a commercial marketplace for financial services

         Because the electronic provision of financial services is currently the most significant part of our business, sales of most of our services and products will depend on consumers continuing to adopt the Internet as a method of doing business and, in particular, as a method of obtaining financial services. Several factors could adversely affect the acceptance and growth of online commerce. For example, there can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by growing usage. In addition, the Internet could be adversely affected by the slow development or adoption of standards and protocols to handle increased Internet activity or by increased governmental regulation. Moreover, critical Internet issues including privacy, security, reliability, cost, ease of use, accessibility and quality of service remain unresolved, which could negatively affect the growth of Internet use or commerce on the Internet.

         Even if Internet commerce grows generally, the online market for financial services could grow more slowly or even shrink in size. Adoption of online commerce for financial services by individuals who have relied upon traditional delivery channels in the past will require such individuals to accept new and different methods of conducting business. Consumers who trade with traditional brokerage firms, or even discount brokers, may be reluctant or slow to change to obtaining brokerage services over the Internet. Consumers who are most comfortable conducting their banking business in person at a branch office may be unwilling to bank online or may find doing business with an online bank to be less convenient due to the bank's lack of a physical presence near where they work or live. Also, concerns about security and privacy on the Internet may hinder the growth of online investing and banking, which could harm our business.

If our international efforts are not successful, our business growth will be harmed and our resources will not have been used efficiently

         One component of our strategy is a planned increase in efforts to attract more international customers. To date, we have limited experience in providing brokerage services internationally, and ETFC has had only limited experience providing banking services to customers outside the United States. There can be no assurance that we and/or our international licensees will be able to market our branded services and products successfully in international markets.

         In order to expand our services globally, we must comply with the regulatory controls of each specific country in which we conduct business. Our international expansion could be limited by the compliance requirements of other regulatory jurisdictions, including the European Union's Privacy Directive regulating the use and transfer of customer data. We intend to rely primarily on local third parties and our subsidiaries for regulatory compliance in foreign jurisdictions.

         In addition, there are certain risks inherent in doing business in international markets, particularly in the heavily regulated brokerage and banking industries, such as:

     o    unexpected changes in regulatory requirements and trade barriers,

     o    difficulties in staffing and managing foreign operations,

     o    the level of investor interest in cross-border trading,

     o    authentication of online customers,

     o    political instability,

     o    fluctuations in currency exchange rates,

     o reduced protection for intellectual property rights in some countries,

     o possible fraud, embezzlement or unauthorized trading by our associates,

     o    decentralized clearance and settlement systems,

     o seasonal reductions in business activity during the summer months in Europe and certain other parts of the world,

     o the level of acceptance and adoption of the Internet in international markets, and

     o    potentially adverse tax consequences.

         Any of the foregoing could harm our international operations. In addition, because some of these international markets are served through license arrangements with others, we rely upon these third parties for a variety of business and regulatory compliance matters. We have limited control over the management and direction of these third parties. We run the risk that their action or inaction could harm our operations and/or our reputation. Additionally, certain of our international licensees have the right to grant sublicenses. Generally, we have less control over sublicensees than we do over licensees. As a result, the risk to our operations and goodwill is higher.

Our failure to successfully integrate the companies that we acquire into our existing operations could harm our business

         We recently acquired E*TRADE Access, Electronic Investing Corporation, PrivateAccounts Inc. (renamed E*TRADE Advisory Services, Inc. on January 2,
2001), E*TRADE Technologies, LoansDirect, Inc. (which merged into and changed its name to E*TRADE Mortgage Corporation on June 15, 2001), Web Street, Inc., several of our international affiliates and Dempsey. We may also acquire other companies or technologies in the future, and we regularly evaluate such opportunities. Acquisitions entail numerous risks, including, but not limited to:

     o difficulties in the assimilation and integration of acquired operations and products,

     o    diversion of management's attention from other business concerns,

     o    failure to achieve anticipated cost savings,

     o    failure to retain existing customers of the acquired companies,

     o amortization of acquired intangible assets, with the effect of reducing our reported earnings, and

     o    potential loss of key associates of acquired companies.

         No assurance can be given as to our ability to integrate successfully any operations, technology, personnel, services or new businesses or products that might be acquired in the future. Failure to successfully assimilate acquired organizations could harm our business. In addition, there can be no assurance that we will realize a positive return on any of these investments.

We have substantially increased our indebtedness, which may make it more difficult to make payments on our debts or to obtain financing

         As a result of our sale in May 2001 of $325 million in 6.75% convertible subordinated notes offset by the exchange transactions which in the aggregate resulted in the retirement of $90.0 million of our 6% convertible subordinated notes in June through September 2001, and the open market repurchase in the aggregate of $25.0 million of 6% convertible subordinated notes in September 2001, we have incurred $210 million of additional convertible indebtedness. Combined with a decrease in a shareowner's equity from March 31, 2001 reflecting the facility restructuring and nonrecurring charge and the effects of the share buyback program, our ratio of debt to equity (expressed as a percentage) increased from approximately 41% as of March 31, 2001 to approximately 60% as of September 30, 2001. We may incur additional indebtedness in the future. The level of our indebtedness, among other things, could:

     o    make it more difficult to make payments on our debt,

     o make it more difficult or costly for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes,

     o limit our flexibility in planning for or reacting to changes in our business, and

     o    make us more vulnerable in the event of a downturn in our business.

Any failure to maintain our relationships with strategic partners or loss in value of the investments we make could harm our business

         We have established a number of strategic relationships and alliances with online and Internet service providers, investment banking and financial service providers, market-makers and other vendors. There can be no assurance that each of these relationships or alliances will be maintained or that, if a relationship is maintained, it will be successful or profitable. There can be no assurance that the terms of any relationship or alliance with another party will be honored by that party. Additionally, we may not be able to develop new relationships or alliances of this type in the future.

         We also make investments, either directly or through affiliated private investment funds, in equity securities of other companies without acquiring control of those companies. There may be no public market for the securities of the companies in which we invest, and we may not be able to sell these securities at a profit, or at all. We have in the past been required to write down the value of our investments in equity securities of other companies.

If we fail to protect our intellectual property rights or face a claim of intellectual property infringement by a third party, we could lose our intellectual property rights, be liable for significant damages, or incur significant costs and expenses regardless of the merits of the claims against us

         Our ability to compete effectively is dependent to a significant degree on our brand and proprietary technology. We rely primarily on copyright, trade secret and trademark law to protect our technology and our brand. Effective trademark protection may not be available for our trademarks. Although we have registered the trademark "E*TRADE" in the United States and a number of other countries, and have other registered trademarks, there can be no assurance that we will be able to secure significant protection for these trademarks. Our competitors or others may adopt product or service names similar to "E*TRADE," thereby impeding our ability to build brand identity and possibly leading to customer confusion. Our inability to adequately protect the name "E*TRADE" or our other trademarks could harm our business. Despite any precautions we take, a third party may be able to copy or otherwise obtain and use our software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of our technology is made especially difficult by the global nature of the Internet and difficulty in controlling the ultimate destination or security of software or other data transmitted on it. The laws of other countries may afford us little or no effective protection for our intellectual property. There can be no assurance that the steps we take will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. In addition, litigation may be necessary in the future to:


     o    enforce our intellectual property rights,

     o    protect our trade secrets,

     o determine the validity and scope of the proprietary rights of others, or

     o    defend against claims of infringement or invalidity.

         Such litigation, whether successful or unsuccessful, could result in substantial costs and divert resources, either of which could harm our business.

         We have received in the past, and may receive in the future, notices of claims of infringement of other parties' proprietary rights. There can be no assurance that claims for infringement or invalidity--or any indemnification claims based on such claims--will not be asserted or prosecuted against us. Any such claims, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources or require us to enter into royalty or licensing agreements. There can be no assurance that such licenses would be available on reasonable terms, if at all.

Our efforts to expand recognition of the E*TRADE brand to areas of the financial services industry other than online trading may not be effective

         As we diversify the scope of the products and services we offer, the brand "E*TRADE" may not be as effective for us in the future, which could harm our revenues. Further, any efforts to expand or modify the brand to more accurately reflect the diversified nature of our product offerings may not achieve widespread acceptance. In addition, our efforts to further our brand as a diversified financial services institution are largely dependent on our use of effective marketing and advertising efforts. If these efforts are not successful, we will not have used resources effectively.

Provisions in our certificate of incorporation and bylaws, our stockholder rights plan, stock incentive plans, contracts and management continuity agreements and Delaware law could prevent or delay an acquisition of us that a shareowner may consider to be favorable

         Certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a third party from acquiring control of us in a merger, acquisition or similar transaction that a shareowner may consider favorable. Such provisions include:

     o    authorization for the issuance of "blank check" preferred stock,

     o provision for a classified board of directors with staggered, three-year terms,

     o    the prohibition of cumulative voting in the election of directors,

     o a super-majority voting requirement to effect business combinations or certain amendments to our certificate of incorporation and bylaws,

     o    limits on the persons who may call special meetings of shareowners,

     o    the prohibition of shareowner action by written consent, and

     o advance notice requirements for nominations to the board of directors or for proposing matters that can be acted on by shareowners at shareowner meetings.

         Attempts to acquire control of us may also be delayed or prevented by our stockholder rights plan. The stockholder rights plan is designed to enhance the ability of our Board of Directors to protect shareowners against, among other things, unsolicited attempts to acquire control of us that do not offer an adequate price to all shareowners or are otherwise not in the best interests of us and our shareowners. In addition, certain provisions of our stock incentive plans, management continuity and employment agreements and Delaware law may also discourage, delay or prevent someone from acquiring or merging with us.

                RISKS RELATING TO THE REGULATION OF OUR BUSINESS

If changes in government regulation, including banking and securities rules and regulations, favor our competition or restrict our business practices, our ability to attract and retain customers and our profitability may suffer

         The securities industry in the United States is subject to extensive regulation under both federal and state laws. The banking industry in the United States is subject to extensive federal regulation. Broker-dealers are subject to regulations covering all aspects of the securities business, which include:

     o    sales methods,

     o    recommendations of securities,

     o    trading practices among broker-dealers,

     o    execution of customers' orders,

     o    use and safekeeping of customers' funds and securities,

     o    capital structure,

     o    record keeping,

     o    advertising,

     o    conduct of directors, officers and employees, and

     o    supervision.

         Because we are a self-clearing broker-dealer, we have to comply with many additional laws and rules. These include rules relating to possession and control of customer funds and securities, margin lending and execution and settlement of transactions. Our ability to comply with these rules depends largely on the establishment and maintenance of a qualified compliance system. We are also subject to additional laws and rules as a result of our specialist and market-maker operations in Dempsey.

         Similarly, E*TRADE and ETFC, as savings and loan holding companies, and the Bank, as a federally chartered savings bank and subsidiary of ETFC, are subject to extensive regulation, supervision and examination by the OTS, and, in the case of the Bank, the FDIC. Such regulation covers all aspects of the banking business, including lending practices, safeguarding deposits, capital structure, record keeping, transactions with affiliates, and conduct and qualifications of personnel.

         Because of our international presence, we are also subject to the regulatory controls of each specific country in which we conduct business.

         Because we operate in an industry subject to extensive regulation, the competitive landscape in our industry can change significantly as a result of new regulation, changes in existing regulation, or changes in the interpretation or enforcement of existing laws and rules. For example, in November 1999, the Gramm-Leach-Bliley Act was enacted into law. This act reduces the legal barriers between banking, securities and insurance companies, and will make it easier for financial holding companies to compete directly with our securities business, as well as for our competitors in the securities business to diversify their revenues and attract additional customers through entry into the banking and insurance businesses. The Gramm-Leach-Bliley Act may have a material impact on the competitive landscape that we face. Similarly, in February 2001, the Securities Exchange Commission approved amendments to NASD Rule 2520 governing margin requirements for "pattern day traders" which became effective September 28, 2001. Among other requirements, these amendments will require "pattern day traders" to have deposited in their accounts a minimum equity of $25,000 on any day in which the customer day trades. The amendments to NASD Rule 2520 could affect the behavior of certain of our most active customers and negatively impact our revenues.

         There can be no assurance that federal, state or foreign agencies will not further regulate our business. We anticipate that we may be required to comply with record keeping, data processing and other regulatory requirements as a result of proposed federal legislation or otherwise. We may also be subject to additional regulation as the market for online commerce evolves. Because of the growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market. As a result, federal or state authorities could enact laws, rules or regulations affecting our business or operations. We may also be subject to federal, state or foreign money transmitter laws and state and foreign sales or use tax laws. If such laws are enacted or deemed applicable to us, our business or operations could be rendered more costly or burdensome, less efficient or even impossible. Any of the foregoing could harm our business, financial condition and operating results.

If we fail to comply with applicable securities and banking regulations, we could be subject to disciplinary actions, damages, penalties or restrictions that could significantly harm our business

         The SEC, the NASDR or other self-regulatory organizations and state securities commissions can censure, fine, issue cease-and-desist orders or suspend or expel a broker-dealer or any of its officers or employees. The OTS may take similar action with respect to our banking activities. Our ability to comply with all applicable laws and rules is largely dependent on our establishment and maintenance of a system to ensure such compliance, as well as our ability to attract and retain qualified compliance personnel. We could be subject to disciplinary or other actions due to claimed noncompliance in the future, which could harm our business.

If we do not maintain the capital levels required by regulators, we may be fined or forced out of business

         The SEC, NASDR, OTS and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers and regulatory capital by banks. Net capital is the net worth of a broker or dealer (assets minus liabilities), less deductions for certain types of assets. If a securities firm fails to maintain the required net capital it may be subject to suspension or revocation of registration by the SEC and suspension or expulsion by the NASDR, and could ultimately lead to the firm's liquidation. In the past, our broker-dealer subsidiaries have depended largely on capital contributions by us in order to comply with net capital requirements. If such net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require the intensive use of capital could be limited. Such operations may include investing activities, marketing and the financing of customer account balances. Also, our ability to withdraw capital from brokerage subsidiaries could be restricted, which in turn could limit our ability to pay dividends, repay debt and redeem or purchase shares of our outstanding stock. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business, which could harm our business.

         The table below summarizes the minimum net capital requirements for our domestic broker-dealer subsidiaries as of September 30, 2001 (in thousands):

                                                                  Required           Net          Excess
                                                                Net Capital        Capital      Net Capital
                                                                -----------        -------      -----------
E*TRADE Securities..........................................       $32,503         $295,918       $263,415
E*TRADE Institutional Securities, Inc.......................       $   258         $  3,289       $  3,031
E*TRADE Investor Select, Inc................................       $     5         $      5       $     --
Marquette Securities, Inc...................................       $   250         $    500       $    250
E*TRADE Global Asset Management, Inc........................       $   630         $ 12,140       $ 11,510
E*TRADE Canada Securities Corporation.......................       $   100         $    295       $    195
Web Street Securities and subsidiary                               $   817         $  2,451       $  1,634

         Similarly, banks, such as the Bank, are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could harm a bank's operations and financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, a bank must meet specific capital guidelines that involve quantitative measures of a bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. A bank's capital amounts and classification are also subject to qualitative judgments by the regulators about the strength of components of the bank's capital, risk weightings of assets and off-balance-sheet transactions, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require a bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. To satisfy the capital requirements for a well capitalized financial institution, a bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table.

         The table below summarizes the capital adequacy requirements for the Bank as of September 30, 2001 (dollars in thousands):

                                                                                              Well Capitalized
                                                                   Actual                       Requirements
                                                            -----------------------         ---------------------
                                                            Amount          Ratio             Amount        Ratio
                                                            ------          -----             ------        -----
Core Capital (to adjusted tangible assets)..............    $777,589           6.0%          $649,340        5.0%
Tier 1 Capital (to risk weighted assets)................    $777,589          11.2%          $415,256        6.0%
Total Capital (to risk weighted assets).................    $791,455          11.4%          $692,093       10.0%


Restrictions on the ability of, or decreased willingness of, third parties to make payments for order flow or potential payments by us to third parties for handling orders could reduce our profitability

         Order flow revenue is comprised of rebate income from various market-makers and market centers for processing transactions through them. There can be no assurance that payments for order flow will continue to be permitted by the SEC, the NASDR or other regulatory agencies, courts or governmental units. In addition, the listed marketplaces other than Nasdaq moved from trading using fractional share prices to trading using decimals in January 2001 and the Nasdaq initiated decimalization in March 2001. With the advent of decimalization, certain market-makers have reduced payments for order flow, others have announced plans to reduce payments for order flow, and others are taking a "wait and see" approach. It is possible that some market-makers and market centers could begin charging companies that direct order flow to them. As a majority of our order flow revenues is derived from Nasdaq listed securities, we were negatively affected by decimalization during the quarter ended September 30, 2001. The impact of decimalization on future revenues cannot be accurately predicted at this time, and a continued, general decrease in these revenues is expected. Further, there can be no assurance that we will be able to continue our present relationships and terms for payments for order flow. Loss of any or all of these revenues could harm our business.

Specialist rules may require Dempsey to make unprofitable trades or to refrain from making profitable trades

         Dempsey's role as a specialist, at times, requires it to make trades that adversely affect its profitability. In addition, as a specialist, Dempsey is at times required to refrain from trading for its own account in circumstances in which it may be to Dempsey's advantage to trade. For example, Dempsey may be obligated to act as a principal when buyers or sellers outnumber each other. In those instances, Dempsey may take a position counter to the market, buying or selling shares to support an orderly market in the affected stocks. In order to perform these obligations, Dempsey holds varying amounts of securities in inventory. In addition, specialists generally may not trade for their own account when public buyers are meeting public sellers in an orderly fashion and may not compete with public orders at the same price. By having to support an orderly market, maintain inventory positions and refrain from trading under some favorable conditions, Dempsey is subject to a high degree of risk. Additionally, stock exchanges periodically amend their rules and may make the rules governing Dempsey's activities as a specialist more stringent or may implement other changes, which could adversely affect its trading revenues.

Regulatory review of our advertising practices could hinder our ability to operate our business and result in fines and other penalties

         All marketing activities by E*TRADE Securities are regulated by the NASDR, and all marketing materials must be reviewed by an E*TRADE Securities Series 24 licensed principal prior to release. The NASDR has in the past asked us to revise certain marketing materials. In June 2001, we settled a formal NASDR investigation into our advertising practices and were fined by the NASDR in connection with three advertisements that were placed in 1999. The NASDR can impose certain penalties for violations of its advertising regulations, including:

     o    censures or fines,

     o    suspension of all advertising,

     o    the issuance of cease-and-desist orders, or

     o the suspension or expulsion of a broker-dealer or any of its officers or employees.

         In addition, the federal banking agencies impose restrictions on bank advertising of non-deposit investment products to minimize the likelihood of customer confusion.

If we were deemed to solicit orders from our customers or make investment recommendations, we would become subject to additional regulations that could be burdensome and subject us to fines and other penalties

         If we were deemed to solicit orders from our customers or make investment recommendations, we would become subject to additional rules and regulations governing, among other things, sales practices and the suitability of recommendations to customers. Compliance with these regulations could be burdensome, and, if we fail to comply, we could be subject to fines and other penalties. We are continuing to develop technology, through a joint venture, that may enable us to provide financial advice for online investors in the future.

Due to the increasing popularity of the Internet, laws and regulations may be passed dealing with issues such as user privacy, pricing, content and quality of products and services, and those regulations could adversely affect the growth of the online financial services industry

         As required by the Gramm-Leach-Bliley Act, the SEC and OTS have recently adopted regulations on financial privacy which took effect in July 2001 that will require E*TRADE Securities and the Bank to notify consumers about the circumstances in which they may share consumers' personal information with unaffiliated third parties and to give consumers the right to prohibit such information sharing in specified circumstances. Although E*TRADE Securities and the Bank already provide such opt-out rights in our privacy policies, the regulations required us to modify the text and the form of presentation of our privacy policies and will require us to incur additional expense to ensure ongoing compliance with the regulations.

         In addition, several recent reports have focused attention on the online brokerage industry. For example, the New York Attorney General investigated the online brokerage industry and issued a report in November 1999, citing consumer complaints about delays and technical difficulties in companies conducting online stock trading. Then SEC Commissioner Laura Unger also issued a report in November 1999 on issues raised by online brokerage, including suitability and marketing issues. Most recently, the United States General Accounting Office issued a report citing a need for better investor protection information on brokers' Web sites and, on January 25, 2001, the SEC issued a report summarizing its findings and recommendations following an examination of broker-dealers offering online trading.

         Increased attention focused upon these issues could hurt the growth of the online financial services industry, which could, in turn, decrease the demand for our services or otherwise harm our business.

Due to our acquisition of ETFC, we are subject to regulations that could restrict our ability to take advantage of good business opportunities and that may be burdensome to comply with

         Upon the completion of our acquisition of ETFC and its subsidiary, the Bank, on January 12, 2000, we became subject to regulation as a savings and loan holding company. As a result, we, as well as the Bank, are required to file periodic reports with the OTS, and are subject to examination by the OTS. The OTS also has certain types of enforcement power over ETFC and us, including the ability to issue cease-and-desist orders, up to and including forcing divestiture of the Bank, and civil money penalties, for violating the Savings and Loan Holding Company Act. In addition, under the Graham-Leach-Bliley Act, our activities are now restricted to activities that are financial in nature and certain real estate-related activities. We may make merchant banking investments in companies whose activities are not financial in nature, if those investments are engaged in for the purpose of appreciation and ultimate resale of the investment and we do not manage or operate the company. Such merchant banking investments may be subject to maximum holding periods and special record keeping and risk management requirements.

         We believe that all of our existing activities and investments are permissible under the new legislation, but the OTS has not yet interpreted these provisions. Even if all of our existing activities and investments are permissible, under the new legislation we will be constrained in pursuing future new activities that are not financial in nature. We are also limited in our ability to invest in other savings and loan holding companies. These restrictions could prevent us from pursuing certain activities and transactions that could be beneficial to us.

         In addition to regulation of us and ETFC as savings and loan holding companies, federal savings banks such as the Bank are subject to extensive regulation of their activities and investments, their capitalization, their risk management policies and procedures, and their relationship with affiliated companies. In addition, as a condition to approving our acquisition of ETFC, the OTS imposed various notice and other requirements, primarily a requirement that the Bank obtain prior approval from the OTS of any future material changes to the Bank's business plan. Acquisitions of and mergers with other financial institutions, purchases of deposits and loan portfolios, the establishment of new Bank subsidiaries, and the commencement of new activities by Bank subsidiaries require the prior approval of the OTS. These regulations and conditions could place us at a competitive disadvantage in an environment in which consolidation within the financial services industry is prevalent. Also, these regulations and conditions could affect our ability to realize synergies from the acquisition, and could negatively affect both us and the Bank following the acquisition and could also delay or prevent the development, introduction and marketing of new products and services.

We may incur costs to avoid investment company status and our business would suffer significant harm if we were deemed to be an investment company

         We may incur significant costs to avoid investment company status and may suffer other adverse consequences if we are deemed to be an investment company under the Investment Company Act of 1940, commonly referred to as the 1940 Act.

         A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, subject to certain exclusions. As a result of the sale in May 2001 of $325 million principal amount of our convertible subordinated notes, we will have substantial short-term investments until the net proceeds from the sale can be deployed. In addition, we and our subsidiaries have made minority equity investments in other companies that may constitute investment securities under the 1940 Act. In particular, many of our publicly-traded equity investments, which are owned directly or indirectly by us or through related venture funds, are deemed to be investment securities. Although our investment securities currently comprise less than 40% of our total assets, the value of these minority investments has fluctuated in the past, and substantial appreciation in some of these investments or a decline in our total assets may, from time to time, cause the value of our investment securities to exceed 40% of our total assets. These factors may result in us being treated as an "investment company" under the 1940 Act.

         We believe we are primarily engaged in a business other than investing, reinvesting, owning, holding, or trading securities for our account and, therefore, are not an investment company within the meaning of the 1940 Act. However, in the event that the 40% limit were to be exceeded (including through fluctuations in the value of our investment securities), we may need to reduce our investment securities as a percentage of our total assets. This reduction can be attempted in a number of ways, including the sale of investment securities and the acquisition of non-investment security assets, such as cash, cash equivalents and U.S. government securities. If we sell investment securities, we may sell them sooner than we intended. These sales may be at depressed prices and we may never realize anticipated benefits from, or may incur losses on, these investments. Some investments may not be sold due to normal contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, we may incur tax liabilities if we sell these assets. We may also be unable to purchase additional investment securities that may be important to our operating strategy. If we decide to acquire non-investment security assets, we may not be able to identify and acquire suitable assets, and will likely realize a lower return on any such investments.

         If we were deemed to be an investment company, we could become subject to substantial regulation under the 1940 Act with respect to our capital structure, management, operations, affiliate transactions and other matters. As a consequence, we could be barred from engaging in business or issuing our securities as we have in the past and might be subject to civil and criminal penalties for noncompliance. In addition, some of our contracts might be voidable, and a court-appointed receiver could take control of us and liquidate our business in certain circumstances.


                       RISKS RELATING TO OWNING OUR STOCK

Our historical quarterly results have fluctuated and do not reliably indicate future operating results

         We do not believe that our historical operating results should be relied upon as an indication of our future operating results. We expect to experience large fluctuations in future quarterly operating results that may be caused by many factors, including the following:

     o fluctuations in the fair market value of our equity investments in other companies, including through existing or future private investment funds managed by us,

     o fluctuations in interest rates, which will impact our investment and loan portfolios,

     o    changes in trading volume in securities markets,

     o the success of, or costs associated with, acquisitions, joint ventures or other strategic relationships,

     o    changes in key personnel,

     o    seasonal trends,

     o purchases and sales of securities and other assets as part of the Bank's portfolio restructuring efforts,

     o customer acquisition costs, which may be affected by competitive conditions in the marketplace,

     o the timing of introductions or enhancements to online financial services and products by us or our competitors,

     o    market acceptance of online financial services and products,

     o domestic and international regulation of the brokerage, banking and Internet industries,

     o    accounting for derivative instruments and hedging activities,

     o    changes in domestic or international tax rates,

     o    changes in pricing policies by us or our competitors,

     o    fluctuation in foreign exchange rates, and

     o changes in the level of operating expenses to support projected growth.

         We have also experienced fluctuations in the average number of customer transactions per day. Thus, the rate of growth in customer transactions at any given time is not necessarily indicative of future transaction activity.

We have incurred losses in the past and we cannot assure you that we will be profitable

         We have a long history of incurring operating losses in each fiscal year and we may incur operating losses in the future. We incurred net losses of $402,000 in fiscal 1998, $56.8 million in fiscal 1999 and $243.7 million in the nine months ended September 30, 2001. Although we achieved profitability in fiscal 2000 due in part to sales of investment securities, we cannot assure you that profitability will be achieved in future periods.

The market price of our common stock may continue to be volatile which could cause litigation against us and the inability of shareowners to resell their shares at or above the prices at which they acquire them

         From January 1, 2001 through November 30, 2001, the price per share of our common stock has ranged from a high of $15.38 to a low of $4.07. The market price of our common stock has been, and is likely to continue to be, highly volatile and subject to wide fluctuations due to various factors, many of which may be beyond our control, including:

     o    quarterly variations in operating results,

     o    volatility in the stock market,

     o    volatility in the general economy,

     o    changes in interest rates,

     o announcements of acquisitions, technological innovations or new software, services or products by us or our competitors, and

     o changes in financial estimates and recommendations by securities analysts.

         In addition, there have been large fluctuations in the prices and trading volumes of securities of many technology, Internet and financial services companies. This volatility is often unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may decrease the market price of our common stock. In the past, volatility in the market price of a company's securities has often led to securities class action litigation. Such litigation could result in substantial costs to us and divert our attention and resources, which could harm our business. Declines in the market price of our common stock or failure of the market price to increase could also harm our ability to retain key associates, our access to capital and other aspects of our business, which also could harm our business.

We may need additional funds in the future which may not be available and which may result in dilution of the value of our common stock

         In the future, we may need to raise additional funds for various purposes, including to expand our technology resources, to hire additional associates, to make acquisitions or to increase the Bank's total assets or deposit base. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund our business growth plans. In addition, if funds are available, the result of our issuing securities could be to dilute the value of shares of our common stock and cause the market price to fall.

                          MARKET FOR OUR COMMON EQUITY

       The following table shows the high and low sale prices of our common stock as reported by the Nasdaq National Market or the New York Stock Exchange, as applicable (we relisted from the Nasdaq National Market to the New York Stock Exchange in January 2001), for the periods indicated.

                                                             High      Low
                                                            --------  -------
Fiscal 1999:
First Quarter............................................   $ 16.25   $ 2.50
Second Quarter...........................................   $ 33.22   $12.74
Third Quarter............................................   $ 72.25   $29.38
Fourth Quarter...........................................   $ 42.63   $21.31

Fiscal 2000:
First Quarter............................................   $ 40.00   $21.63
Second Quarter...........................................   $ 34.25   $19.19
Third Quarter............................................   $ 31.19   $13.13
Fourth Quarter...........................................   $ 20.19   $13.19

Transition Period:
Three Months Ended December 31, 2000.....................   $ 16.50   $ 6.66

Fiscal 2001:
First Quarter............................................   $ 15.38   $ 6.35
Second Quarter...........................................   $ 10.20   $ 5.32
Third Quarter............................................   $  6.82   $ 4.07
Fourth Quarter (through December 6, 2001)................   $  9.80   $ 5.59



                              PLAN OF DISTRIBUTION

         We are registering for resale all 26,036,553 shares of common stock, par value of $0.01 per share, on behalf of current stockholders, a list of whom is set forth in this prospectus under "Selling Stockholders," or pledgees, donees, transferees or other successors in interest that receive those shares as a gift, partnership distribution or other non-sale related transfer, referred to in this prospectus as the selling stockholders. We will receive no proceeds from this offering. All of the shares were originally issued by us in connection with our acquisition of all of the member interests in Dempsey & Company LLC, an Illinois limited liability company.

         The selling stockholders may sell shares of common stock from time to time as follows (if at all):

          o    to or through underwriters, brokers or dealers;

          o    directly to one or more other purchasers;

          o    through agents on a best-efforts basis; or

          o    otherwise through a combination of any of these methods of sale.

         If a selling stockholder sells shares of common stock through underwriters, dealers, brokers or agents, those underwriters, dealers, brokers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares of common stock.

         The shares of common stock may be sold from time to time:

          o in one or more transactions at a fixed price or prices, which may be changed;

          o    at market prices prevailing at the time of sale;

          o    at prices related to prevailing market prices;

          o    at varying prices determined at the time of sale; or

          o    at negotiated prices.

         These sales may be effected in transactions:

          o on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

          o    in the over-the-counter market;

          o in block transactions in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

          o in transactions otherwise than on exchanges or services or in the over-the-counter market;

          o    through the writing of options; or

          o    through other types of transactions.

         In connection with sales of common stock or otherwise, the selling stockholders may enter into hedging transactions with brokers-dealers or others, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may pledge or grant a security interest in some or all of the common stock and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus. The selling stockholders also may transfer and donate shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus. The selling stockholders may sell short the common stock and may deliver this prospectus in connection with short sales and use the shares of common stock covered by the prospectus to cover these short sales. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or any other available exemption from registration under the Securities Act may be sold under Rule 144 or another available exemption.

         Each of the selling stockholders has agreed that if at any time before October 2, 2006 it proposes to sell or otherwise transfer an aggregate of 25,000 or more of the shares of common stock in any 30 day period, the selling stockholders must first provide us with an opportunity to purchase some or all of these shares at the proposed price, or if no price has been negotiated, at the market price, provided that a selling stockholder may only sell for cash consideration. In addition, each of the selling stockholders has agreed that if it alone or with other selling stockholders acting together proposes during this five year period to sell or otherwise transfer to any person in a privately negotiated transaction either an aggregate of 1,000,000 or more of the shares of common stock, or in one or a related series of transactions in any 90 day period an aggregate of 1,000,000 or more of the shares of common stock, the sale or other transfer will be subject to our prior written approval.

         The selling stockholders have agreed that, without our prior written consent, during the period prior to October 2, 2003, or a later date if they shall have failed to satisfied certain terms of the escrow agreement entered into in connection with the acquisition of Dempsey & Company LLC, they will not, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, pledge, make any short sale or maintain any short position, establish or maintain a "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act of 1934, enter into any swap, derivative transaction or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of common stock, or otherwise dispose of, any shares of common stock (or any securities convertible into, exercisable for or exchangeable for shares of common stock) or interest therein of us or of any of our subsidiaries, whether any such transaction is to be settled by delivery of shares of common stock, other securities, cash or other consideration. The foregoing restriction will lapse as to 30% of the shares offered by this prospectus on the date the registration statement of which this prospectus forms a part is declared effective by the Commission, as to an additional 30% of those shares on October 1, 2002, and as to the remaining 40% of those shares on October 1, 2003 or a later date if the selling stockholder shall have failed to satisfied certain terms of the escrow agreement entered into in connection with the acquisition of Dempsey & Company LLC.

         The selling stockholders other than William Blair & Company, LLC have also agreed to abide by our internal written trading policies whether or not they continue to be employees until October 1, 2003, and thereafter as long as such selling stockholder remains an employee or is otherwise a member of the class covered by our internal trading policies. The selling stockholders have agreed that any sales of the shares of common stock shall be conducted through us or through one of our registered broker-dealer affiliates, provided the costs and terms of conducting the sales are the same as offered to other institutional investors for similar transactions and are competitive with those offered by agency broker-dealers unaffiliated with any selling stockholder, or through a broker-dealer approved by us.

         At the time a particular offering of shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, if any, and any discounts, commissions or concessions allowed or reallowed to be paid to brokers or dealers. To our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares offered hereby, and we are not required to enter into any agreements to permit an underwritten offering of the shares of common stock offered by this prospectus.

         Selling stockholders and any underwriters, dealers, brokers or agents who participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profits on the sale of the shares of common stock by them and any discounts commissions or concessions received by any underwriters, dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         In the event of an underwritten offering of the securities offering hereby, underwriting discounts and commissions received by any NASD member or independent broker-dealer on securities sold in the initial distribution will not exceed 8% of the offering proceeds.

         The selling stockholders and any other person participating in a distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act of 1934, as amended, referred to in this prospectus as the Exchange Act, and the rules and regulations under the Exchange Act, including, without limitation, Regulation M which may limit the timing of purchases and sales of shares of common stock by the selling stockholders and any other person participating in the distribution. Furthermore, Regulation M under the Exchange Act may restrict the ability of any person engaged in a distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

         The selling stockholders will be responsible for any fees, disbursements and expenses of any counsel for the selling stockholders. All other expenses incurred in connection with the registration of the shares, including printer's and accounting fees and the fees, disbursements and expenses of our counsel will be borne by us. Commissions and discounts, if any, attributable to the sales of the shares of common stock will be borne by the selling stockholders. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

         Because we are an affiliate of E*TRADE Securities, sales of the shares of common stock under the registration statement of which this prospectus forms a part may be subject to the applicable provisions of Rule 2720 of the National Association of Securities Dealers Rules of Conduct. Because a bona fide independent market exists for the shares of common stock, no "qualified independent underwriter" is required or will be appointed as a result of our affiliation with E*TRADE Securities.

         We and the selling stockholders will be indemnified by the other against liabilities under the Securities Act.

         We have undertaken to keep the registration statement of which this prospectus constitutes a part effective until the earliest of (1) two years after the date this registration statement is declared effective by the Commission, and (2) the date when all shares of common stock shall have been registered under the Securities Act and disposed of. After this period, if we choose not to maintain the effectiveness of the registration statement of which this prospectus constitutes a part, the securities offered hereby may not be sold, pledged, transferred or assigned, except in a transaction which is exempt under the provisions of the Securities Act.

                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares of common stock owned by the selling stockholders, and the number of shares of common stock that will be owned assuming the sale of all the shares offered hereby:

                                                                            Number of
                                                               Number of    Shares of   Percentage
                                       Number of               Shares of     Common     of Common
                                       Shares of               Common         Stock     Stock
                                        Common     Percentage  Stock          Owned     Owned
                                         Stock     of Common   Registered     After     After
                                      Beneficially Stock       for Sale     Offering    Offering
Name of Selling Stockholder            Owned (2)   Owned (2)   Hereby (2)    (1)(2)       (1)(2)
---------------------------           ------------ ---------   ----------   ---------   --------
William Blair & Company, LLC (4)          626,859       *          559,005     67,854        *

Jay E. Dempsey                          6,461,850     1.7%       5,815,665    646,185        *

Jack A. Dempsey                         6,461,850     1.7%       5,815,665    646,185        *

Joseph E. Dempsey, Jr.                    691,107       *          621,997     69,110        *

Steven J. Herzon Trust dated
April 17, 1996                          1,944,832       *        1,750,349    194,483        *

Victor D. Feldman                         953,452       *          858,107     95,345        *

Feldman Children's Trust dated                          *
April 14, 1999                            991,961                  892,767     99,194        *

Sharon L. Karsten                       1,944,832       *        1,750,349    194,483        *

Joel Chestler Declaration of
Trust dated August 19, 1991             2,163,927       *        1,947,535    216,392        *

Lynn H. Chestler Declaration of
Trust dated August 19, 1991               295,080       *          265,572     29,508        *

Eugene V. Rintels                       2,693,337       *        2,424,004    269,333        *

Andrew Rintels Trust No. 2                 27,482       *           24,734      2,748        *

Deborah Rintels Trust No. 2                27,482       *           24,734      2,748        *

Louis A. Klobuchar                      2,311,391       *        2,052,982    258,409        *

Michael A. Pelech                         852,841       *          767,557     85,284        *

Brad Chestler                             289,294       *          260,365     28,929        *

David L. Grove                            113,981       *          102,583     11,398        *

Antoine C. Kemper, Jr.                    113,981       *          102,583     11,398        *

Other holders or future
transferees, pledgees, donees
or successors of any holders (3)               --                       --       --         --


*        Less than 1%.
(1)      Assumes the sale of all the shares offered hereby.
(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 373,975,347 shares of common stock outstanding as of November 30, 2001 and 1,478,802 shares issued by EGI Canada Corporation, exchangeable on a one-for-one basis for E*TRADE common stock, outstanding as of November 30, 2001.
(3) Information about other selling stockholders will be set forth in prospectus supplements, if required. Assumes that any other holders of the shares, or any future transferees, pledgees, donees or successors of or from any such other holders of shares, do not beneficially own any common stock other than the shares.
(4) William Blair & Company, LLC disclaims beneficial ownership of 5,752 of these shares.

         We prepared this table based on the information supplied to us by the selling stockholders named in the table and we have not sought to verify this information. None of the selling stockholders has held any position or office with us or had a material relationship with us within the past three years other than as a result of the ownership of the shares of common stock or other of our securities.

         The selling stockholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares of common stock since the date on which the information in the above table is presented. Information about the selling stockholders may change over time. Any changed information will be set forth in supplements or amendments to this prospectus if and when necessary.

                             AVAILABLE INFORMATION

         We are subject to the informational requirements of the Exchange Act, and in accordance with the Exchange Act file reports, proxy statements, information statements and other information with the Securities and Exchange Commission, referred to in this prospectus as the Commission. Reports, proxy statements and other information filed by us may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain information about the operation of these public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

         We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus, referred to in this prospectus, together with all amendments and exhibits thereto, as the registration statement. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding us and the shares of common stock offered by this prospectus, reference is hereby made to the registration statement and to the exhibits and schedules filed with the registration statement. The registration statement, including the exhibits and schedules filed with the registration statement, may be inspected at the public reference facilities maintained by the Commission at Room 450, Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part may be obtained from that office upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission (File No. 1-11921) pursuant to the Exchange Act are incorporated herein by reference:

          1. Our Annual Report on Form 10-K for the year ended September 30, 2000, filed on November 9, 2000, as amended;

          2. Our Amendment No. 1 on Form 10-Q/A for the period ended June 30, 2000;

          3. Our Transition Report on Form 10-QT for the period ended December 31, 2000;

          4. Our Quarterly Report on Form 10-Q for the period ended March 31, 2001;

          5.   Our Quarterly Report on Form 10-Q for the period ended June 30,
               2001;

          6. Our Quarterly Report on Form 10-Q for the period ended September 30, 2001;

          7. Our Current Reports on Form 8-K, filed on January 19, 2001, as amended; January 25, 2001; May 21, 2001; May 22, 2001; June 15,
               2001; July 10, 2001; July 24, 2001; September 19, 2001, and
               October 15, 2001;

          8. The description of our common stock, $0.01 par value per share, and associated rights, contained in our registration statement on Form 8-A, filed on July 12, 1996, as amended by Amendment No. 1 on Form 8-A12B/A filed on February 12, 2001, including any amendment or report filed for the purpose of updating this description; and

          9. All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering.

         Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of the document. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We will provide upon written or oral request without charge to each person to whom this prospectus is delivered a copy of any or all of the documents which are incorporated in this prospectus by reference (other than exhibits to those documents unless those exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written requests for copies should be directed to E*TRADE Group, Inc., Investor Relations, 4500 Bohannon Drive, Menlo Park, California 94025. Our telephone number is (650) 331-6000.

                                 LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Davis Polk & Wardwell, Menlo Park, California.

                                    EXPERTS

         The consolidated financial statements of E*TRADE Group, Inc. and its consolidated subsidiaries (the "Company"), except for E*TRADE Financial Corporation and subsidiaries, as of September 30, 2000 and 1999, and for each of the three years in the period ended September 30, 2000, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of E*TRADE Financial Corporation and its subsidiaries (consolidated with those of the Company) not presented separately herein have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report incorporated herein by reference. Such consolidated financial statements of the Company and its consolidated subsidiaries are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by E*TRADE Group, iNC in connection with the sale of notes and common stock being registered. All amounts are estimates except the SEC registration fee and NASD filing fee.

             SEC Registration Fee                             $49,222
             NASD Filing Fee                                   21,095
             Legal Fees and Expenses                           11,500
             Accounting Fees and Expenses                       5,750
             Miscellaneous                                      5,000
                                                              -------
                      Total                                   $92,567

Item 15.  Indemnification of Directors and Officers

         Article Tenth of the registrant's Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"), as the same exists or as it may hereafter be amended, as described below, no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

         Article 5 of the registrant's Bylaws further provides that the registrant shall, to the maximum extent and in the manner permitted by the DGCL, as described below, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the registrant.

         In addition, the registrant has entered into indemnification agreements with each of its directors and executive officers, and maintains officers' and directors' liability insurance.

         Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections
(a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

         Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Item 16.  Exhibits

 5.1     Opinion of Davis Polk & Wardwell.
23.1     Consent of Deloitte & Touche LLP, independent auditors.
23.2     Consent of Arthur Andersen LLP, independent public accountants.
23.3     Consent of Davis Polk & Wardwell (included with Exhibit 5.1).
24.1 Power of Attorney (included on the signature page of this Registration Statement).

Item 17.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California on December 6, 2001.

                                         E*TRADE GROUP, INC.


                                         By: /s/ Leonard C. Purkis
                                            ------------------------------------
                                            Name:   Leonard C. Purkis
                                            Title:  Chief Financial and
                                                    Administration Officer


                               POWER OF ATTORNEY

         The undersigned officers and directors of E*TRADE Group, Inc., a Delaware corporation, do hereby constitute and appoint Brigitte VanBaelen, Russell S. Elmer and Leonard C. Purkis, and each one of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, or any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

         IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         Signature                                      Title                                     Date
         ---------                                      -----                                     ----

/s/ Christos M. Cotsakos
---------------------------------
    Christos M. Cotsakos              Chairman of the Board and Chief Executive            December 6, 2001
                                        Officer (Principal Executive Officer)


 /s/ Leonard C. Purkis
---------------------------------
     Leonard C. Purkis               Chief Financial and Administration Officer            December 6, 2001
                                    (Principal Financial and Accounting Officer)

                                     II-4



 /s/ William A. Porter
---------------------------------
     William A. Porter                            Chairman Emeritus                        December 1, 2001


---------------------------------
     Peter Chernin                                    Director


 /s/ Ronald D. Fisher
---------------------------------
     Ronald D. Fisher                                 Director                             December 6, 2001


 /s/ William E. Ford
---------------------------------
     William E. Ford                                  Director                             December 6, 2001


---------------------------------
     David C. Hayden                                  Director


 /s/ George Hayter
---------------------------------
     George Hayter                                    Director                             December 6, 2001


---------------------------------
     Lewis E. Randall                                 Director


 /s/ Lester C. Thurow
---------------------------------
     Lester C. Thurow                                 Director                             December 1, 2001

                               Index to Exhibits

Exhibit
Number            Exhibit Title
------            -------------

 5.1     Opinion of Davis Polk & Wardwell.
23.1     Consent of Deloitte & Touche LLP, independent auditors.
23.2     Consent of Arthur Andersen LLP, independent public accountants.
23.3     Consent of Davis Polk & Wardwell. (included with Exhibit 5.1)
24.1 Power of Attorney (included on the signature page of this Registration Statement).